Exhibit 99.1
Nextdoor Announces Ticker Symbol Change to NXDR; Announces Second Quarter 2025 Financial Results and Conference Call Date

July 11, 2025

SAN FRANCISCO--(BUSINESS WIRE)-- Nextdoor Holdings, Inc. (NYSE: KIND), the essential neighborhood network, announced today that it will be changing its ticker symbol from “KIND” to “NXDR” in connection with the upcoming launch of the company’s redesigned product.

Effective July 21, 2025, the company’s Class A common stock will trade on the NYSE under the new symbol “NXDR”. There is no action required by the company’s shareholders with respect to the ticker symbol change. The company’s Class A common stock will continue to be listed on the NYSE, and its CUSIP will remain unchanged.

Earnings Conference Call and Webcast Information

Nextdoor will also report second quarter 2025 financial results following the close of the U.S. markets on Thursday, August 7, 2025. Nextdoor will host a video webcast and conference call at 2:00 p.m. PT/5:00 p.m. ET to discuss the results and outlook.

A live webcast will be available in the Events & Presentations section of the Nextdoor Investor Relations website located at investors.nextdoor.com, and an audio recording of the webcast will be available on the same website for approximately one year.

Nextdoor uses its Investor Relations website (investors.nextdoor.com), its X handle (x.com/Nextdoor), and LinkedIn Home Page (linkedin.com/company/nextdoor-com), and Nirav Tolia’s LinkedIn posts (https://www.linkedin.com/in/niravtolia/) and X posts (https://x.com/niravtolia) as a means of disseminating or providing notification of, among other things, news or announcements regarding its business or financial performance, investor events, press releases, and earnings releases, and as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

About Nextdoor

Nextdoor (NYSE: KIND) is the essential neighborhood network. Neighbors, public agencies and businesses use Nextdoor to connect around local information that matters in more than 345,000 neighborhoods across 11 countries. Nextdoor builds innovative technology to foster local community, and brands and businesses of all sizes use Nextdoor’s advertising platform to engage with neighborhoods at scale. Download the app and join the neighborhood at nextdoor.com. For more information and media assets, visit nextdoor.com/newsroom.

Contacts

Investor Relations:

John T. Williams
jwilliams@nextdoor.com
ir@nextdoor.com

Media Relations:

Kelsey Grady
Antonia Gray
press@nextdoor.com